UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 28, 2010
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.                      Other Events.

Exercise of Call Option

Numonyx Holdings B.V. (“Numonyx”), an indirect wholly-owned subsidiary of Micron Technology, Inc. (“Micron”), through its wholly-owned subsidiary, Numonyx B.V. (“Numonyx B.V.”) holds a minority equity interest in Hynix-Numonyx Semiconductor Ltd. (the “Hynix JV”), a joint venture with Hynix Semiconductor, Inc. (“Hynix”) and Hynix Semiconductor (WUXI) Limited, formed pursuant to a joint venture agreement originally entered into between STMicroelectronics N.V. and Hynix prior to the formation of Numonyx (as amended and restated, the “JV Agreement”).

As previously reported by Micron on a Form 8-K filed on May 13, 2010, Micron completed its acquisition (the “Share Purchase”) of all of the outstanding shares of capital stock of Numonyx on May 7, 2010.  Under the terms of the JV Agreement, the consummation of the Share Purchase gave rise to certain rights of the parties to the JV Agreement to buy or sell or cause the other party to buy or sell their interests in the Hynix JV, including the right of Hynix to purchase all of Numonyx B.V.’s interests in the Hynix JV (the “Hynix Call Option”).  Pursuant to the JV Agreement, the exercise price of the Hynix Call Option is an amount equal to the positive difference between the book value of the Hynix JV’s total assets and the book value of the Hynix JV’s total liabilities multiplied by Numonyx B.V.’s percentage ownership in the Hynix JV.

On May 28, 2010, Hynix delivered notice to Numonyx B.V. of its exercise of the Hynix Call Option.  The notice references an estimated purchase price of approximately $423 million for Numonyx B.V.’s 20.71% interest in the Hynix JV.  The terms and conditions of the transfer of Numonyx B.V.’s stake in the Hynix JV in settlement of the Hynix Call Option (such transfer, the “Equity Transfer”), including the mechanics for the determination of the final purchase price based on the net book value of the Hynix JV’s assets and liabilities as of the closing of the Equity Transfer, will be set forth in an equity transfer agreement to be negotiated and entered into by Hynix and Numonyx B.V.  Pursuant to the terms of the JV Agreement, the closing of the Equity Transfer is to take place on the later of (i) August 10, 2010 (the date specified in the notice delivered by Hynix) and (ii) the fifth (5th) business day following receipt of the last of any required consents or approvals or the expiration or termination of any applicable waiting periods in respect of the Equity Transfer.

JV Supply Agreement

Pursuant to the terms of the June 13, 2005 supply agreement (the “JV Supply Agreement”) between the Hynix JV and Numonyx B.V. (which assumed the agreement from ST in connection with the formation of Numonyx), the Hynix JV is permitted to terminate the supply agreement upon the consummation of the Equity Transfer.  On May 28, 2010, the Hynix JV delivered notice to Numonyx B.V. of its intent to terminate the JV Supply Agreement concurrent with the closing of the Equity Transfer.

A significant portion of Numonyx’s revenue is dependent upon sales of products supplied to it by the Hynix JV pursuant to the JV Supply Agreement.  Upon termination of the JV Supply Agreement, the Hynix JV shall have no further supply obligations to Numonyx B.V.  While Micron is working with Hynix in order to secure continuity of supply of these products following termination of the JV Supply Agreement, there is no guarantee that Micron will be able to do so on commercially acceptable terms.

DBS Loan Arrangements

As previously reported by Micron on a Form 8-K filed on February 11, 2010, concurrent with the execution of the purchase agreement in respect of the Share Purchase, Micron, ST and Numonyx B.V. entered into a framework agreement (the “Framework Agreement”) pursuant to which Numonyx B.V. has agreed to take certain actions in connection with the outstanding US$250,000,000 loan (the “Loan”) by DBS Bank Ltd. (“DBS”) to the Hynix JV in the event Hynix elects to exercise the Hynix Call Option.  In particular, Numonyx B.V. has agreed that, subject to certain limited conditions, within two (2) business days after receipt of the proceeds from the Equity Transfer, it will deposit $250,000,000 of such proceeds into a pledged account at DBS.  The funds deposited into such account will secure Numonyx B.V.’s obligations under a guarantee of the Loan, which guarantee is to be entered into by Numonyx B.V. concurrent with such deposit.  The amount on deposit in the DBS account will be accounted for as “restricted cash” on the balance sheet of Numonyx B.V.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	June 3, 2010	By:	/s/ D. Mark Durcan
		Name:	D. Mark Durcan
		Title:	President and Chief Operating Officer